T.O. RICHARDSON TRUST

                                              CONSENT TO USE OF NAME

         WHEREAS, T.O. RICHARDSON COMPANY, INC., ("TORC") is creating a mutual fund to be known as T.O. RICHARDSON TRUST (the "Trust");

         WHEREAS, the Trust is of the type known as a series fund and may consist of separate series of shares (each a "Fund" and together, the "Funds"); and

         WHEREAS, it is advantageous for TORC to have the Trust and the Funds created use the names "T.O. Richardson" or "Richardson";

         NOW, THEREFORE, in consideration of the benefits to be derived by TORC and the promises made herein, the parties hereby agree as follows:

         1. TORC consents to the use by the Trust and its Funds of the identifying names "T.O. Richardson" and "Richardson", each of which is a property right of TORC.

         2. The Trust and its Funds agree to use the names "T.O. Richardson" or "Richardson" only as a component of their names and for no other purposes, and will not purport to grant to any third party the right to use the names "T.O. Richardson" or "Richardson" for any purpose.

         3. TORC or any corporate affiliate of TORC may use or grant to others the right to use the name "T.O. Richardson" or "Richardson" as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company. At the request of TORC, the Trust and its Funds will take such action as may be required to provide their consent to the use of the names "T.O. Richardson" and "Richardson" by TORC, or any corporate affiliate of TORC, or by any person to whom TORC or any affiliate of TORC shall have granted the right to use of the name "T.O. Richardson" or "Richardson".

         4. Upon the termination of any investment advisory or management agreement or underwriting agreement into which TORC or any affiliate of TORC and the Trust and its Funds may enter, the Trust and its Funds shall, upon the request of TORC, cease to use the names "T.O. Richardson" or "Richardson" as a component of their names, and shall not use such names as a part of their names or for any other commercial purpose, and shall cause the officers and trustees of the Trust and the Funds to take any and all actions which TORC may request to effect the foregoing and to reconvey to TORC or such corporate affiliate any and all rights to such name.

         5. The Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is made and executed on behalf of the Trust, and not by the trustees or officers of the Trust individually, and the obligations of or arising out of this Agreement are not binding



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upon the trustees,  officers or shareholders of the Trust individually,  but are binding only upon the assets and the property of the Trust and its Funds.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this ____ day of __________, 1998.

                                         T.O. RICHARDSON COMPANY, INC.


                                         By: /s/Samuel Bailey, Jr.
                                             Samuel Bailey, Jr.

                                            T.O. RICHARDSON TRUST


                                            By: /s/Samuel Bailey, Jr.
                                                Samuel Bailey, Jr.












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